Exhibit 10.5

CONSULTING, CONFIDENTIALITY, AND

NON-COMPETITION AGREEMENT

This Consulting, Confidentiality, and Non-competition Agreement (this “Agreement”) is made and entered into on this 13th day of November, 2007, by and among Somerset International Group, Inc., a Delaware corporation (hereinafter “Somerset” or the “Buyer”), Opie F. Brinson (“Brinson”), and Fire Control Electrical Systems, Inc., a New Jersey corporation (“FCES”).  Somerset and FCES are sometimes collectively referred to as “the Companies”.

RECITALS

WHEREAS, pursuant to the terms of a certain Stock Purchase Agreement executed on November 13, 2007 and effective as of October 1, 2007, by and among Brinson, Somerset, and others (the “SPA”), Somerset has acquired all of the capital stock of FCES; and

WHEREAS, Brinson, a former shareholder of FCES, has been employed by FCES for many years in a key management position, and Brinson desires to assist Somerset during the term of this Agreement in the transition of ownership of FCES; and

WHEREAS, Somerset desires that FCES engage Brinson, and Brinson desires to be so engaged by FCES, on the terms and conditions set forth below.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants set forth below, the parties agree as follows:

1.

Engagement.  FCES hereby engages Brinson, and Brinson hereby agrees to be engaged by FCES, as a consultant, upon the terms and conditions set forth herein.

2.

Duties. Brinson covenants and agrees that, as an independent contractor he will perform certain services on behalf of FCES as may be reasonably requested of him by either FCES or Somerset.  Brinson is being retained, in part, due to his broad expertise and prior experience in FCES’s business operations, and shall work on assignments as reasonably determined by Brinson and FCES in which his expertise and experience may benefit FCES, and shall provide technical assistance and consulting to FCES’ officers and employees and its present and future customers. It is understood that Brinson may, but shall not be required to, reside in the State of New Jersey during the term of this Agreement.  It is recognized that Brinson may have other business activities in addition to FCES.  Brinson shall not be required to perform more than twenty (20) hours of service during any calendar week.

3.

Independent Contractor Status.  The parties recognize that Brinson will be an independent contractor and not an employee, agent, co-venturer, or representative of Somerset or FCES. Notwithstanding the above, all product services and technical and business advice provided by Brinson shall become the property of Somerset and/or FCES.  Somerset and FCES shall assume all responsibility for the designs, technical and business advice that it incorporates into its products and services.  Somerset and FCES shall, jointly and severally, defend, indemnify and hold Brinson harmless from any claim arising out of such design services, technical and business advice or consulting.  Brinson shall disclose that he is an independent contractor of FCES and/or Somerset, as applicable, and shall not represent to any third party that he is an employee, agent, co-venturer, or representative of either Somerset or FCES, except as expressly authorized by Somerset or FCES.  Neither Somerset nor FCES shall exercise any control of Brinson in the performance of his duties.

4.

Compensation.  FCES shall pay to Brinson, as a consulting fee, in the amount of Ten Thousand and 00/100 Dollars ($10,000) per month for the services to be rendered under this Agreement.  This consulting fee shall be paid not less frequently than monthly.  FCES shall also provide Brinson with an automobile and medical benefits coverage in substantially the same amounts and manner previously provided to Brinson.  FCES shall reimburse Brinson for all ordinary and necessary expenses incurred in connection with the performance of his services hereunder, provided that timely notice of any expenses in excess of $100.00 per month is sent to and approved by an appropriate officer or other authorized representative of Somerset or FCES prior to Brinson ‘s incurring such expenses.

5.

Term.  The term of this Agreement shall commence as of November 13, 2007, and shall continue for a period of three (3) months thereafter.  The Companies shall have an option to extend this Agreement for an additional period of three (3) months, upon written notice to Brinson.  Further extensions of this Agreement shall require the consent of all parties hereto.

6.

Covenant of Nondisclosure.  Brinson shall not, at any time during or after the term of this Agreement, in any manner, either directly or indirectly, divulge, disclose or communicate to any person, firm, corporation or other entity, or use for his own benefit or for the benefit of any person, firm, corporation or other entity, and not for the benefit of FCES, any information acquired from FCES or its affiliates, without the express prior written consent of any authorized executive officer of Somerset or FCES. Brinson agrees that all information regarding FCES’ processes, business plans, customers, contracts, manufacturing, sales, agreements or arrangements with other entities relating to FCES’ business, designs, engineering information, technical specifications, financial situation, financial accounts, pricing, future product designs and specifications, all information and designs and specifications developed by Brinson for FCES under this Agreement, and all other information regarding the business and operation of FCES, which is not already public knowledge, shall be regarded as confidential and proprietary information of FCES.  Brinson shall use all commercially reasonable efforts to maintain the confidentiality of all such confidential and proprietary information.  Brinson, upon termination of this Agreement, shall either destroy or return all of FCES’ confidential and proprietary information in his possession to FCES promptly and shall maintain the confidentiality of all information known to him after the termination hereof.  The covenants and terms of this paragraph shall survive the termination of this Agreement.

7.

Non-Compete.  During the term of this Agreement and continuing for a period of sixty (60) months thereafter, Brinson shall not engage in any competition with FCES by means of his direct or indirect ownership of or any interest in, or provide any services to any business or organization which engages, directly or indirectly, in the business of manufacture or sale of products that are competitive with FCES in its current markets, and which products shall include all equipment used in fire suppression, alarm, and location systems or the manufacture or sale of any components related thereto.  In reliance on this non-compete covenant, FCES is entering into this Agreement and shall provide Brinson with FCES’ confidential and proprietary information and shall compensate Brinson as set forth herein.

8.

Rights to Work.  The parties acknowledge that any work created by Brinson in connection with the performance of services for FCES is being created at the insistence of FCES and shall be deemed “work for hire” under the United States copyright laws. FCES shall have the right to use the whole work, any part or parts thereof, or none of the work, as it sees fit.  FCES may alter the work, add to it, or combine it with any other work or works, at its sole discretion. Notwithstanding the foregoing, all original material submitted by Brinson as part of work or as part of the process of creating the work, including but not limited to programs, product ideas, specifications, drawings, listings, printouts, documentation, notes, flow charts, engineering calculations, and processes shall be the property of FCES, whether or not FCES uses such material.  No rights are reserved by Brinson. Title to all such material shall become FCES’ sole property.

Whenever an invention or discovery is made by Brinson during the term of this Agreement, either solely or in collaboration with others, including employees of FCES, under or relating to this Agreement, Brinson shall promptly give FCES written notice thereof and shall furnish FCES with complete information thereon, including, as a minimum (1) a complete written disclosure of each such invention, and (2) information concerning the date and identity of any public use, sale or publication of such invention made by or known to Brinson or of any contemplated publication by Brinson. As used herein, the terms (1) “invention” or “invention or discovery” includes any art, machine, manufacture, design or composition of matter or any new and useful improvement thereof where it is or may be patentable under the patent laws of the United States or of any foreign country; and (2) “made”, when used in relation to any invention or discovery, means the conception of the first actual or constructive reduction to practice of such invention.  Brinson hereby grants, assigns and conveys to FCES all right, title and interest in and to all inventions, works of authorship, trade secrets and other proprietary data and all other materials (as well as the copyrights, patent, trade secrets and similar rights attendant hereto) conceived, reduced to practice, authored or developed by Brinson, either solely or jointly with others, during and in connection with the performance of services under this Agreement with FCES.  Brinson agrees that he will not seek patent, copyright, trademark, registered design or other protection for any rights in any such inventions, works of authorship, proprietary data or other materials as related to FCES’ products or processes.  Brinson hereby irrevocably waives all rights in and to all works created or developed hereunder. The covenants and terms of this paragraph shall survive the termination of this Agreement.

9.

Breach/Legal Relief.   It is acknowledged that if Brinson breaches, or threatens to breach, any of the covenants contained in paragraphs 6, 7 and/or 8 herein, the damages to FCES will be irreparable and difficult to quantify.  Therefore, FCES may apply to a court of competent jurisdiction for injunctive or other equitable relief to restrain such breach or threat of breach without disentitling FCES from any other relief in either law or equity. In the event that any or all of the covenants set forth herein shall be determined by a court of competent jurisdiction to be invalid or unenforceable, by reason of its geographic or temporal restriction being too great, or by reason that the range of activities covered are too great, or for any other reason, such covenants shall be interpreted to extend over the maximum geographic area, period of time, range of activities or other restrictions to which they may be enforceable.

10.

Breach of SPA by Somerset.  In the event that a default has occurred in the payment obligations of Somerset under the “Convertible Note” and/or the “NCA Note”, if any, executed in connection with the SPA (collectively “the Notes”), and if such payment default has not been cured within the time period set forth in the Notes, then the time period during which Brinson is restricted from competing with FCES under paragraph 7 of this Agreement shall be proportionately reduced.  In such event, the 60-month period referred to in paragraph 7 shall be reduced by multiplying such 60-month period by a fraction, with the remaining principal amount due to Brinson under the Notes as the numerator, and the sum of one half of the Purchase Price set forth in Section 4 of the SPA, plus or minus the Net Current Asset Deviation, as the denominator.

11.

Notices.  All notices and communications hereunder shall be in writing and delivered as follows (or to such other address as any party may furnish to the other in writing in accordance with the terms of this paragraph):

If to FCES or Somerset:

Somerset International Group, Inc.

90 Washington Valley Road

Bedminster, New Jersey 07921

Attn:

John X. Adiletta, Chief Executive Officer

with a copy to:

Picinich & McClure, Esqs.

139 Harristown Road

Suite 101

Glen Rock, New Jersey 07542

Attn:  William R. McClure, Esq.

If to the Brinson:

Opie F. Brinson

29 Wimpole Way

Green Brook, New Jersey 08812

with a copy to:

DiFrancesco, Bateman, Coley, Yospin, Kunzman, Davis & Lehrer, P.C.

15 Mountain Boulevard

Warren, New Jersey 07059

Attn:  Richard R. Ahsler, Esq.

12.

Severability.  It is further agreed and understood by the parties hereto that if any provision of this Agreement is determined by a court to be unenforceable in whole or in part, it shall be deemed modified to the minimum extent necessary to make it reasonable and enforceable under the circumstances.

13.

Adherence to Laws.  Brinson agrees that in carrying out his duties and responsibilities under this Agreement, he shall not violate any laws, regulations, decrees, or rules in effect in the United States or any of its states or municipalities, or of any other country in which FCES has a business interest existing as of the date hereof.

14.

No Assignment.  This Agreement is personal to the experience and expertise of Brinson and is not assignable by Brinson, whether by operation of law or otherwise, and all obligations of FCES and/or Somerset, other than the obligation to pay the agreed-upon compensation for services previously rendered, shall terminate automatically upon the death of Brinson should such death occur prior to the expiration hereof.

15.

Governing Law.  This Agreement shall be governed and interpreted, construed and enforced in accordance with the laws of the State of New Jersey, and all conflicts of laws provisions shall be deemed to apply the laws of the State of New Jersey.

16.

Entire Agreement. This Agreement is the entire agreement between the parties hereto and supersedes all prior or existing contracts or agreements, written or oral, between the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement effective the date first above written.

Attest:		Somerset International Group, Inc.

	By:	/s/
John X. Adiletta, Secretary		John X. Adiletta, President

Attest:		Fire Control Electrical Systems, Inc.

	By:	/s/
John X. Adiletta, Secretary		John X. Adiletta, President

Witness:

	By:	/s/
Opie F. Brinson